                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

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            14a-6(e)(2))

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     /x/    Definitive Additional Materials

     / /    Soliciting Material Pursuant to Section 240.14a-12

                             BKF CAPITAL GROUP, INC.
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                (Name of Registrant as Specified in Its Charter)

                             STEEL PARTNERS II, L.P.
                             STEEL PARTNERS, L.L.C.
                             WARREN G. LICHTENSTEIN
                                  RONALD LABOW
                                  KURT SCHACHT
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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                                      -2-

            Steel Partners II, L.P.  ("Steel") is filing materials  contained in this Schedule 14A with the Securities and Exchange Commission in connection with the  solicitation of proxies in support of the election of the nominees of Steel to the Board of Directors of BKF Capital Group,  Inc. (the  "Company") and other business proposals at the 2005 annual meeting of the stockholders of the Company scheduled to be held on June 9, 2005, or any other meeting of stockholders  held
in  lieu  thereof,  and  any  adjournments,   postponements,   reschedulings  or
continuations thereof (the "Annual Meeting").

            Item 1: Steel delivered the following  letter to the stockholders of the Company on May 16, 2005.

                                       3

                              AN IMPORTANT MESSAGE
                                       TO
                      BKF CAPITAL GROUP, INC. STOCKHOLDERS
                                      FROM
                             STEEL PARTNERS II, L.P.

May 16, 2005

Dear Fellow Stockholders:

We seek your  support  on our  enclosed  GOLD  proxy card to elect at BKF's 2005
Annual Meeting three highly  qualified,  independent  director  nominees who are committed to bringing much needed  improvement  to the bottom line and corporate governance policies of BKF Capital Group, Inc.

Steel  Partners II, L.P. is the owner of 727,200  shares of common stock of BKF,
or  approximately  9.5%  of  the  Company's   outstanding  common  stock.  As  a
significant stockholder, our interests are aligned with yours.

                REAL CHANGE IS NEEDED AT BKF CAPITAL GROUP, INC.

For years, BKF stockholders have suffered as a result of the miserable operating performance  and corporate  governance  practices of BKF's Board and  management team. As pointed out in another stockholder's  proposal,  the Company's ratio of market  capitalization  to assets under  management  is less than 2%, well below most of its  competitors.  We believe this valuation  disparity is caused by the
Company's  poor bottom line  performance,  as well as its  corporate  governance issues. Notwithstanding this and three straight years of losses, BKF's Board has rewarded  CEO John  Levin and his son Henry  Levin with  total  compensation  in excess of $20 million over that same time period.  We believe  compensation  and excessive  administrative  expenses  are two key issues  that the  Company  must address and correct now to become profitable.

Unfortunately, BKF's Board and management have long sat well-entrenched behind a slew of  anti-takeover  measures  that have served to insulate the directors and executive officers,  making them less accountable to their  stockholders.  These include:

       o    Poison Pill

       o    Staggered Board

       o    Supermajority  voting provision that requires an extremely high vote
            (approval  by 80% of the  outstanding  shares  entitled to vote) for certain fundamental transactions

       o    Stockholders  are not permitted to call a special  meeting or act by written consent

       o    Advance notice  provisions for nominations of independent  directors and other proposals

We  believe  these  measures  have  all  contributed  to an  environment  of low accountability,  where  the  interest  of the Board  and  management  may not be aligned with those of BKF's stockholders.

       TAKE ADVANTAGE OF THIS OPPORTUNITY TO IMPROVE THE GOVERNANCE OF BKF
                   AND ENHANCE VALUE FOR ALL BKF STOCKHOLDERS

We began  investing in BKF in December  2003 and made our first public filing in
April 2004. We've attempted to engage various Board members in discussions about how to achieve  consistent  profitability and develop more  stockholder-friendly
governance  policies.   AFTER  THESE  DISCUSSIONS,   IT  BECAME  CLEAR  THAT  NO
SIGNIFICANT  REFORMS WOULD BE  IMPLEMENTED  AT BKF WITHOUT  PRESSURE FROM PUBLIC
STOCKHOLDERS.

We are devoting  considerable  time and effort to this proxy contest  because we believe it is the only way we can  protect  and enhance the value of BKF shares.
We believe that our efforts to hold the Board  accountable to stockholders  have increased  investor interest in the Company and have contributed to the increase in its stock  price.  Stockholders  should  not let this  opportunity  pass.  WE
BELIEVE THE  ELECTION OF OUR  NOMINEES TO THE BOARD IS THE BEST WAY OF ACHIEVING
REAL, LONG-TERM IMPROVEMENTS FOR ALL STOCKHOLDERS.

                  KEEPING THE PRESSURE ON THE BOARD IS CRITICAL

The Board's  recent actions prove our point.  Consider the following:  for three consecutive  annual meetings from 2002 through 2004,  approximately 66%, 77% and
66%, respectively,  of the votes cast supported a stockholder proposal to redeem the Company's poison pill.  Despite the  overwhelming  support for the proposal, the Board took no action during that entire time span.  Only now, in the face of our director  challenge did the Board modify the poison pill so that it does not apply to tender offers for 100% of the  outstanding  shares to the extent that a majority of the Company's shares are acquired in such tender offer. As discussed below,  we believe  this is too little,  too late.  WE NEED A BOARD THAT IS MORE
ACCOUNTABLE, NOT ONE THAT ONLY REACTS WHEN STOCKHOLDERS APPLY PRESSURE.

In our preliminary proxy statement filed on March 23, 2005, we urged the Company to use  its  excess  cash to  increase  the  dividend  and/or  repurchase  stock aggressively.  Two weeks  later,  the Company  announced  a special  dividend of
$0.925 per share and a new  policy to commit  approximately  70% of annual  free cash flow generated by BKF to the payment of dividends. While we believe this is a step in the right direction, we believe a substantial portion of the Company's cash, cash equivalents and U.S. Treasury bills, which totaled  approximately $41 million  at March  31,  2005,  and more  free cash flow - up to 100% - should be distributed to the stockholders.

                  THE BKF BOARD NEEDS NEW INDEPENDENT DIRECTORS

THE THREE  DIRECTORS  THAT BKF IS ASKING YOU TO RE-ELECT  HAVE BEEN ON THE BOARD
FOR  APPROXIMATELY  EIGHTEEN (18), NINE (9) AND TWENTY-THREE  YEARS (23). In our
opinion,  they are part of BKF's  entrenched  past.  We see the Board's  current attempt to present  itself as an advocate of  progressive  corporate  governance
policies  as  a  weak  and   transparent   attempt  to  placate   long-suffering
stockholders.  This is an illusion  and any  newfound  commitment  to taking the necessary steps towards consistent  profitability  lacks  credibility.  A closer look at the Company's recent record supports this conclusion.

LACK OF PROFITABILITY

BKF  sustained  an annual  loss of $1.8  million  in 2004.  This is BKF's  third straight  year of  reporting  losses,  having lost $8.4 million in 2003 and $2.4 million  in  2002.  THESE  RESULTS  ARE  UNACCEPTABLE  IN AN  INDUSTRY  IN WHICH
SIMILARLY SITUATED COMPETITORS ARE EXTREMELY PROFITABLE (See our proxy statement dated May 11, 2005, page 8).

We believe that one of the primary reasons why BKF has  consistently  lost money is the  excessive  compensation  paid by the Company.  Despite  several years of losses,  the Company has not aligned  compensation with bottom line performance.
In 2004,  for  example  -  another  year in which  there  were no  profits - the
Compensation  Committee awarded INCREASED BONUSES to executive officers BASED ON
REVENUES, NOT PROFITS!

We believe that until the Company  modifies  its  compensation  arrangements  to focus on performance  and  profitability,  there is little  incentive for senior management  to focus on the bottom line.  Notwithstanding  the fact that John A.
Levin & Co., the Company's money management  subsidiary,  has served its clients well, BKF  stockholders  have not been rewarded because the Company has not been profitable.  OUR GOAL IS TO  IMPLEMENT  A PROGRAM  WHERE  BOTH  BOTTOM  LINE AND
CLIENT-RELATED  PERFORMANCE  ARE  SIGNIFICANT  FACTORS IN DETERMINING  EXECUTIVE
COMPENSATION.

LACK OF ACCOUNTABILITY

BKF's  corporate  practices  make us  question  whether BKF is being run for the benefit of its stockholders.  Consider the following  relationships that existed before we began to  accumulate  our  position  and express  our  concerns to the
Board:

            In 2003, a year in which BKF lost $8.4  million,  Henry Levin,  John
            Levin's son and a BKF portfolio manager, was paid approximately $7.7 million  in  compensation.  In 2004,  a year in which  BKF lost $1.8
            million,   Henry  Levin  was  paid  approximately  $8.7  million  in
            compensation.

            In 2003,  Jennifer  Levin Carter,  John Levin's  daughter,  was paid approximately  $150,000 by BKF for "consulting  services rendered to various alternative  investment strategies of the Company." In 2004,
            Ms. Carter received  approximately  $175,000 for these services.  No further explanation was given.

            In 2003,  BKF paid Peter J. Solomon  Company,  of which BKF director
            Peter J.  Solomon  is  chairman,  $100,000  for its  "services  as a financial  advisor." No further  explanation  was given.  We believe this arrangement raised questions about Mr. Solomon's independence.

            Also in 2003, Traxis Partners, of which BKF director Barton Biggs is a  managing  partner,  paid BKF  $136,000  in rent for  space in the
            Company's  offices in New York City.  We  believe  this  arrangement
            raised   questions  about  conflicts  of  interest  and  Mr.  Biggs'
            independence.

LACK OF CREDIBILITY

In light of the Board's failure to implement any meaningful reforms prior to the submission of our Board nominees, we question the Board's willingness to embrace and commit to best  practices in  corporate  governance.  The Board's  corporate governance proposals included in the Company's proxy statement (discussed below)
will  only  be  approved  if they  receive  the  affirmative  vote of 80% of the outstanding  shares  entitled  to vote,  an  extremely  difficult  threshold  to achieve.  GIVEN THAT THE COMPANY FILED ITS PROXY MATERIALS ONLY 30 DAYS PRIOR TO
THE MEETING DATE, WE DO NOT BELIEVE THAT THE COMPANY HAS GIVEN ITSELF SUFFICIENT
TIME TO MAKE A  SERIOUS,  CONCERTED  EFFORT TO  SOLICIT  VOTES IN FAVOR OF THESE
PROPOSALS.  We also note that the Company's  proxy  statement  does not indicate that the  directors  will vote the shares they own in favor of these  proposals.
Stockholders  should ask themselves whether the Board's  self-styled  governance initiatives will really bring about meaningful change or are simply a gesture to sway your vote for its director nominees.

PROPOSAL TO DECLASSIFY THE BOARD

BKF's  charter  amendment to  declassify  the Board was  introduced  almost four months AFTER we had presented a similar  stockholder  proposal to be included in the Company's  proxy  statement  pursuant to Rule 14a-8.  We believe the Board's lukewarm endorsement of the proposal raises further concern about the directors'
willingness  to see it through.  Stockholders  need our nominees  elected to the
Board to make  sure  that  they  are  represented  by  directors  who are  fully committed to making meaningful governance changes.

The proposal has been  structured so that the entire Board is not elected at one annual meeting until 2008. We believe that if the Board had been  wholeheartedly behind this proposal,  they would have proposed to declassify the Board as early as 2007 as we recommend in our stockholder proposal to declassify the Board. WHY
SHOULD  THE  DIRECTORS  ELECTED  THIS YEAR  SERVE FOR A  THREE-YEAR  TERM IF THE
DECLASSIFICATION PROPOSAL IS APPROVED AT THE VERY SAME MEETING?

We have put the Board's  proposal on our  enclosed  GOLD proxy card and urge all stockholders  to support it so that we may  obtain the 80%  threshold  required.
However, we also urge you to support our stockholder  proposal to declassify the
Board - even  though it is advisory - as it can be approved by a majority of the votes present and entitled to vote at the 2005 Annual Meeting.

PROPOSAL TO ELIMINATE THE SUPERMAJORITY PROVISION

BKF's other  proposal,  to eliminate  the  supermajority  provision  for certain fundamental transactions, was disclosed for the first time in its recently filed proxy  statement.  It too  requires the same  extraordinarily  high 80% approval threshold. Considering the level of difficulty in achieving this vote in only 30 days,  we are  uncertain  whether this  proposal  will be approved.  This is yet another  reason it is  important  you elect our  nominees  to the  Board.  It is
essential   that   stockholders   elect   Board   nominees   who   will   pursue
stockholder-friendly initiatives.

POISON PILL

As noted above, the Board has disregarded a stockholder mandate to eliminate the poison pill for the past three years.  NOW,  WHEN  CONFRONTED  WITH OUR SLATE OF
NOMINEES,  BKF IS ATTEMPTING TO APPEASE  STOCKHOLDERS  WITH THE  HALF-MEASURE OF
PROVIDING A MODIFIED  VERSION OF THE POISON PILL that exempts  tender offers for
100% of the  outstanding  shares to the extent that a majority of the  Company's shares are acquired in such tender offer.

Even though this is a small step in the right  direction,  it is important  that you support our nominees and the  stockholder  proposal to eliminate  the poison pill. Do not forget that the Board unilaterally modified the poison pill and has the power to  unilaterally  modify it again - for better or for worse.  We favor elimination  of the  poison  pill now.  We  believe  that the Board at a minimum should have put retention of the poison pill to a binding  stockholder vote this year.  ONCE  AGAIN,  THE  ELECTION  OF OUR  NOMINEES  TO YOUR BOARD IS YOUR BEST
ASSURANCE  THAT  FURTHER  STEPS  WILL BE TAKEN TO MAKE BKF MORE  ACCOUNTABLE  TO
STOCKHOLDERS.

QUESTIONABLE COMPENSATORY PRACTICES

BKF only recently disclosed certain of its compensatory  arrangements with Henry
Levin and Frank Rango, two senior portfolio  managers.  This disclosure warrants serious  inquiry  into  the  Company's  compensatory  practices  for its  senior executives.  In December  2004,  we requested  that the Company  provide us with materials  regarding  compensation  paid to its  investment  professionals.  The
Company  did not  respond to our  request.  Only after it became  clear that the re-election of the incumbent directors would be challenged at this year's Annual
Meeting did the Company divulge certain limited information.

In its attempt to justify  the  compensation  arrangements  with Henry Levin and
Frank  Rango,  the  Company  stated  that "the  economic  interest of the Senior
Portfolio Managers in the investment strategies is designed to provide them with incentives  comparable to those  available to business  owners."  Moreover,  the
Company claimed that these compensation  arrangements were "consistent with past practice." The fact that these  compensatory  arrangements  were consistent with
BKF's "past  practice"  provides very little  reassurance to  stockholders  that these  arrangements  are aligned with the interests of the  stockholders.  UNDER
THESE ARRANGEMENTS,  WE BELIEVE THAT IT IS POSSIBLE FOR MESSRS.  LEVIN AND RANGO
AND THE OTHER EMPLOYEES OF THE EVENT-DRIVEN  GROUP TO EARN SUBSTANTIAL  BONUSES,
IRRESPECTIVE OF THE COMPANY'S PROFITABILITY.

We  also  question  in  whose  interests  certain  of the  provisions  of  these agreements were drafted.  For example,  if Mr. Levin or Mr. Rango is fired after being  convicted of a felony,  but the felony is not related to the Company,  he would  still be entitled to his total  compensation  for 2005 and an  additional payment of between $2 million  and $4  million.  ONCE AND FOR ALL,  BKF NEEDS TO
UNDERSTAND THAT THE TRUE "BUSINESS  OWNERS" OF THE COMPANY ARE ITS STOCKHOLDERS,
NOT ITS PORTFOLIO MANAGERS.

Furthermore, Frank Rango has made clear his intention to resign from the Company at the  end of  2005.  How  did BKF  respond?  By  rewarding  Mr.  Rango  with a compensation  arrangement  that may obligate the Company to pay him millions but lacks any post-employment  restrictions.  If Mr. Rango were to start a competing venture,  there are no  restrictions on his ability to solicit BKF's clients and employees. We strongly question whether this is sound business practice.

QUESTIONABLE DISCLOSURE OF EXECUTIVE COMPENSATION

Despite the  purported  importance of Henry Levin and Frank Rango to the Company over the years,  the Company  only three weeks ago deemed these  individuals  as executive officers under SEC disclosure rules. Had Messrs.  Levin and Rango been deemed executive  officers prior to now, the Company would have been required to disclose  their  total  compensation  in the  Company's  prior  annual  reports.
Curiously,  the Company  stated in its most recent proxy  statement that Messrs.
Levin and Rango became executive officers of the Company for purposes of the SEC regulations on April 19, 2005 and therefore  were not executive  officers of the
Company  during fiscal 2004.  WHAT CHANGED IN MR. LEVIN'S AND MR. RANGO'S DUTIES
SINCE DECEMBER 31, 2004 THAT RESULTED IN THEM BEING DEEMED EXECUTIVE OFFICERS ON
APRIL 19,  2005?  WHY DID THE COMPANY  NEGLECT TO DEEM  MESSRS.  LEVIN AND RANGO
EXECUTIVE OFFICERS UP UNTIL NOW? If nothing changed,  we believe Mr. Levin's and
Mr.  Rango's  full  compensation  for the last  three  years  should  have  been disclosed in the Company's proxy statement.

                       WHO WILL REPRESENT YOUR INTERESTS?

There are many necessary  corporate  reform  proposals  being  presented at this year's Annual Meeting.  However, as previously mentioned,  some may be difficult to approve and others are only advisory in nature, leaving it up to the Board to act in its discretion.

We have  learned  from  past  experience  about  the  Board's  unwillingness  to implement measures approved by its stockholders.  That is why we have taken this fight to the  stockholders.  BKF's best  opportunity  to bring about  meaningful change is to elect our slate of independent nominees.

We  pledge  to  continue  our  fight  for  better  bottom  line  results,   more
stockholder-friendly  policies and greater Board and management  accountability.
Your support on the enclosed  GOLD proxy will send a clear  message to the other directors that they WILL be held accountable.

                                        Thank you for your support,

                                        /s/ Warren Lichtenstein

                                        Warren Lichtenstein

                                    IMPORTANT

         PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY
                     IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                    DO NOT SIGN ANY WHITE PROXY CARD THAT YOU
                         MAY RECEIVE FROM THE COMPANY.

           If your shares are held on your behalf by a broker or bank, please sign, date and return the GOLD proxy in the
            envelope provided and contact the person responsible for
            your account and ask them to ensure that your shares are
                             voted on the GOLD card.

   IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE
         CONTACT THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES:

                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                                 (212) 754-8000

             BANKS AND BROKERAGE FIRMS, PLEASE CALL: (800) 654-2468
                   STOCKHOLDERS CALL TOLL FREE: (800) 607-0088
                         E-MAIL: STEEL.INFO@MORROWCO.COM